Exhibit 11.1 - Statement of Computation of Per Share Earnings

                                                   June 30,

                                      2003(A)          2002(A)        2001(A)
                                      -------          -------        -------

BASIC:
Average shares outstanding            56,800,676      49,880,494     24,977,353

Net income (loss) applicable
to Common Shares                    ($ 1,862,412)   $  1,578,108   ($   293,169)
                                    ============    ============   ============
Per share amount                    ($      0.03)   $       0.03   ($      0.01)
                                    ============    ============   ============

FULLY DILUTED:
Average shares outstanding
disregarding dilutive
outstanding stock options
and warrants and conversion
of debentures for each year           56,800,676      49,880,494     24,977,353

Dilutive stock options and
warrants, based on the treasury
stock method using the average
market price                           2,560,582       2,685,171      1,637,441

Floating convertible
debentures                             1,500,000       1,500,000      1,500,000

                                    -------------------------------------------
Shares outstanding                    60,861,258      54,065,665     28,114,794

                                    ===========================================
Net income (loss)                   ($ 1,862,412)   $  1,578,108   ($   293,169)

Interest on Floating
Convertible Debenture,
net of taxes                             201,758         201,368         90,430

                                    -------------------------------------------

Net income (loss) for fully
diluted calculation                 ($ 1,660,654)   $  1,779,476   ($   202,739)
                                    ============    ============   ============

Per share amount                    ($      0.03)   $       0.03   ($      0.01)
                                    ============    ============   ============

Note A: The fully-diluted calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.



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